Exhibit 10.2

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made and entered into as of October 30, 2018 by and among RumbleOn, Inc., a Nevada corporation located at 4521 Sharon Road, Suite 370, Charlotte, NC 28211 (“Buyer”), Steven Brewster, a Tennessee resident (“Representative”), as representative of the Sellers under the Acquisition Agreements (as defined below), and Continental Stock Transfer & Trust Company, a New York corporation located at 1 State Street, 30th Floor, New York, New York 10004 (the “Escrow Agent”). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement (as defined below).

Recitals

WHEREAS, Buyer, Wholesale Holdings, Inc., a Tennessee corporation (“Wholesale”), Wholesale, LLC, a Tennessee corporation, Representative, certain shareholders of Wholesale (the “Stockholders”), and certain other parties named therein have entered into an Agreement and Plan of Merger dated as of October 26, 2018 (the “Merger Agreement”);

WHEREAS, Buyer, the members (individually, the “Express Sellers,” and together with the Stockholders, the “Sellers”) of Wholesale Express LLC, a Tennessee limited liability company (individually, “Express” and together with Wholesale, the “Companies”), Representative, and certain other parties named therein have entered into a Membership Interest Purchase Agreement dated as of the date hereof (individually, the “MIPA,” and together with the Merger Agreement, the “Acquisition Agreements”);

WHEREAS, the Sellers have duly appointed Representative to act as their representative under the Acquisition Agreements; and

WHEREAS, the Acquisition Agreements contemplate placing in escrow certain stock consideration to secure certain rights of Buyer and the other Parent Indemnitees pursuant to the Acquisition Agreements.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Escrow.

1.1 Appointment; Cash and Shares Placed in Escrow. Buyer and Representative hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein. Contemporaneously with the execution and delivery of this Agreement, Buyer shall deliver or cause to be delivered to the Escrow Agent one or more newly issued certificates representing six hundred eighty-one thousand four hundred eighty-one (681,481) shares of Buyer’s Series B Non-Voting Convertible Preferred Stock or, following conversion, Conversion Shares (the “Escrow Shares”), registered in the name of the Stockholders, to be held in escrow under this Agreement.

1.2 Escrow Fund; Escrow Accounts.

(a) The Escrow Shares being held in escrow pursuant to this Agreement shall collectively constitute an escrow fund (the “Escrow Fund”) securing the indemnification, compensation and reimbursement rights of Buyer and the other Parent Indemnitees under the Acquisition Agreements.

(b) The Escrow Shares shall be deposited and held in a separate account (the “Escrow Account”), subject to the terms and conditions of this Agreement.

1.3 Voting of Escrow Shares. The Representative (on behalf of the Stockholders) shall be entitled to exercise all voting rights with respect to such Escrow Shares. The Escrow Agent is not obligated to distribute to the Representative or any other person any proxy materials and other documents related to the Escrow Shares received by the Escrow Agent from Buyer.

1.4 Interest. The Escrow Fund shall be held in the escrow accounts uninvested and without interest accruing thereon.

1.5 Dividends, Etc. The Stockholders shall remain the beneficial owners of the Escrow Shares unless any such Escrow Shares are transferred to a Parent Indemnitee or Purchaser Indemnitee pursuant to this Agreement and, until such time, the Stockholders shall retain all rights and benefits of a holder of such Escrow Shares, subject to the terms and limitations of this Agreement. Buyer and Representative agree that any cash distributed in respect of the Escrow Shares shall be distributed to the beneficial owners of the Escrow Shares. Buyer and Representative agree that any equity shares of Buyer (“Buyer Shares”) or other property (excluding cash) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Buyer) shall not be distributed or issued to the beneficial owners of such Escrow Shares, but rather shall be distributed or issued to and held by the Escrow Agent in the Escrow Account as part of the Escrow Fund. Any securities or other property (excluding cash distributed in respect of the Escrow Shares) received by the Escrow Agent in respect of any Escrow Shares held in escrow as a result of any stock split or combination of Buyer Shares, payment of a stock dividend or other stock distribution in or on Buyer Shares, or change of Buyer Shares into any other securities pursuant to a conversion or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Buyer, or otherwise, shall be held by the Escrow Agent in the Escrow Account as part of the Escrow Fund.

1.6 Trust Fund. The Escrow Fund shall be held in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Buyer or Representative. The Escrow Agent shall hold and safeguard the Escrow Fund until the Termination Date (as defined in Section 5) or earlier distribution in accordance with this Agreement.

Section 2. Indemnification Claims; Release of Escrow Fund.

2.1 Claims. Buyer shall give Representative and the Escrow Agent written notice of any indemnification claim made by any Parent Indemnitee or Purchaser Indemnitee pursuant to the applicable Acquisition Agreement setting forth the facts giving rise to such claim, the provisions of the applicable Acquisition Agreement that were breached by such facts and the amount of any Losses arising therefrom (a “Claim Notice”).

2.2 Disbursement. The Escrow Agent shall make disbursements as provided in this Section 2.2 from the Escrow Account to satisfy the Sellers’ indemnification obligations under the Acquisition Agreements.

(a) At any time prior to the First Escrow Distribution Date or Second Escrow Distribution Date (as such terms are defined below), as promptly as practicable, but in any event within five (5) Business Days after receiving (i) joint written instructions from Buyer and Representative, (ii) written instruction from Buyer attaching a final non-appealable court order from a court of competent jurisdiction setting forth the amount of the Losses and relating to the release of any Escrow Shares from the Escrow Account, or (iii) written instruction from Representative pursuant to Section 7.6 of the Merger Agreement attaching evidence of payment by Representative of cash in lieu of Escrow Shares in final settlement of any Claim to Parent or Parent Indemnitees pursuant to an Acquisition Agreement (each of the forgoing, “Release Instructions”), the Escrow Agent shall release or cause to be released any such Escrow Shares in the amounts, to the Persons, and in the manner set forth in such Release Instructions.

(b) On March 31, 2019 (the “First Escrow Distribution Date”), the Escrow Agent shall release from the Escrow Account twenty-five percent (25%) of the Escrow Shares then remaining in the Escrow Account to the Representative for further distribution to the Stockholders, less the amount in number of Escrow Shares (valued at the Per Share Valuation Amount) equal to the Losses claimed in any Pending Claims (as defined below) that were made prior to the First Escrow Distribution Date.  A “Pending Claim” means any (A) claim asserted in good faith pursuant to a Claim Notice in accordance with this Agreement and the appropriate Acquisition Agreement by any Parent Indemnitee for indemnification for Losses that are pending before a court of competent jurisdiction or otherwise remains unresolved or (B) any portion of the Escrow Fund due and owing to Buyer or the other Parent Indemnitees pursuant to Release Instructions but not yet paid. Following the First Escrow Distribution Date, upon resolution of any Pending Claim, the Escrow Agent shall, within two (2) Business Days after receiving Release Instructions release to the Representative for further distribution to the Stockholders from the Escrow Account such number of Escrow Shares equal to the portion of such Pending Claim resolved that is not required to pay the Losses pursuant to such Pending Claim.

(c) On the first anniversary of the date of this Agreement (the “Second Escrow Distribution Date”), the Escrow Agent shall release from the Escrow Account the balance of the Escrow Shares then remaining in the Escrow Account to the Representative for further distribution to the Stockholders, less the amount in number of Escrow Shares (valued at the Per Share Valuation Amount) equal to the Losses claimed in any Pending Claims. Following the Second Escrow Distribution Date, upon resolution of any Pending Claim, the Escrow Agent shall, within two (2) Business Days after receiving Release Instructions release to the Representative for further distribution to the Stockholders from the Escrow Account such number of Escrow Shares equal to the portion of such Pending Claim resolved that is not required to pay the Losses pursuant to such Pending Claim.

(d) The parties to this Agreement acknowledge and agree that the Escrow Shares shall be deemed to have a value of $6.75 per share (the “Per Share Valuation Amount”) for all purposes when calculating any claim against, or release from, the Escrow Account. If at any time while the Escrow Shares are held pursuant to this Agreement, there is any stock dividend, combination, subdivision, split or the like with respect to the Escrow Shares, (any such event, a “Stock Event”), then the Per Share Valuation Amount shall be equitably adjusted to take into account the effect of the Stock Event as reasonably agreed to by Representative and Buyer acting in good faith.

Section 3. Fees and Expenses. The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 1, which fees shall be paid by Buyer. In accordance with Schedule 1, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement, which fees shall be paid by Buyer.

Section 4. Limitation of Escrow Agent’s Liability.

4.1 The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence or willful misconduct. In all questions arising under this Agreement and/or its interpretation hereof in conjunction with the Acquisition Agreements, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

4.2  Buyer and Representative hereby agree to jointly and severally indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense (including attorney fees) incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder. This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

Section 5. Termination. This Agreement shall terminate upon the release by the Escrow Agent of the final amounts held in the Escrow Accounts in accordance with Section 1 (the date of such release being referred to as the “Termination Date”).

Section 6. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 days after it is given to all the other parties hereto. In such event, Buyer may appoint a successor Escrow Agent (acceptable to Representative, acting reasonably). If Buyer fails to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Buyer and Representative as to the transfer of the Escrow Fund to a successor Escrow Agent.

Section 7. Representative. Unless and until Buyer and the Escrow Agent shall have received written notice of the appointment of a successor Representative, each of Buyer and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of Representative to act on behalf of the Sellers.

Section 8. Miscellaneous.

8.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal delivery, nationally recognized overnight courier or certified mail at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Buyer:	RumbleOn, Inc. 4521 Sharon Road, Suite 370 Charlotte, NC 28211 Attention: Thomas Aucamp, Corporate Secretary Email: tom@rumbleon.com
With a copy, which shall not constitute notice, to:	Akerman LLP 350 E. Las Olas Boulevard, Suite 1600 Fort Lauderdale, FL 33301 Attention: Michael Francis Christina C. Russo Email: michael.francis@akerman.com; christina.russo@akerman.com
If to Representative:	Steven Brewster 250 Bluegrass Dr. Hendersonville, TN 37075 Email: steve.brewster@wholesalenashville.com

With a copy, which shall not constitute notice, to:	Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, TN 37201 Attention: Allen Overby Taylor Ashley Email: aoverby@bassberry.com; tashley@bassberry.com

Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) on the next Business Day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next Business Day delivery, and (iii) on the fifth (5th) Business Day following the date on which the piece of mail containing such communication is posted, if sent by certified mail, postage prepaid, return receipt requested.
Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

8.2 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.3 Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic mail or facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8.4 Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the internal laws of the state of New York (without giving effect to any choice or conflict of law provision or rule (whether of the state of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of New York).

8.5 Waiver of Jury Trial. BUYER AND REPRESENTATIVE EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

8.6 Succession and Assignment. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns; provided, however, that neither Buyer nor representative may assign its rights and/or obligations hereunder without the consent of the other.

8.7 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Escrow Agent, Buyer and Representative. No waiver by any party hereto of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.9 No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

8.10 Entire Agreement. This Agreement and the Acquisition Agreements set forth the entire agreement among the parties hereto relating to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

8.11 Cooperation. Representative and Buyer agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Buyer, Representative or the Escrow Agent to carry out the intent and purposes of this Agreement.

8.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement.

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In Witness Whereof, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

BUYER:

RUMBLEON, INC., a Nevada corporation

By: /s/ Marshall Chesrown
Name: Marshall Chesrown
Title: Chief Executive Officer

REPRESENTATIVE:

/s/ Steven Brewster
 Steven Brewster

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation

By: /s/ Francis E. Wolf
Name: Francis E. Wolf
Title: Vice President

Schedule 1

Escrow Agent’s Fees

Acceptance fee	Waived

Administration fee, M&A stock escrow, annually	$6,250.00

The acceptance fee and administration fee covers all account set-up services, the review, negotiation and execution of the escrow agent agreement, KYC, OFAC and USA Patriot Act due diligence, comply with investment instructions, claim instructions and release instructions, coordinate with exchange agent for on-going account maintenance and subsequent distributions or additional merger consideration payments, compliance review, records retention, escheat services The escrow agent acceptance fee and administration fee is due and payable upon the effective date of appointment. See assumptions for duration.

Claims processing, each claim	$750.00

Out-of-pocket expenses	At cost
Out-of-pocket expenses when applicable will be billed at cost at the sole discretion of Continental Stock Transfer & Trust Company.

Extraordinary services	Market rate
Fees for services not specifically covered in this schedule will be billed in accordance with our prevailing rates for such services.

These costs may include, but are not limited to, review of IRS Form W-8IMY for foreign holders, shareholder presentment status updates, shareholder record adjustments, electronic copies of shareholder presentments and non-standard shareholder records.

Assumptions

This proposal is based upon the following assumptions with respect to the role of escrow agent. Should any of the assumptions, duties or responsibilities change, we reserve the right to affirm, modify or rescind this proposal.

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All escrow releases are expected to be completed by April 2020. Beyond this duration, fees of $450.00/month will be in effect.
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All funds held by Continental Stock Transfer & Trust Company will be uninvested.
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ALL FUNDS WILL BE RECEIVED FROM OR DISTRIBUTED TO AN INDIVIDUAL OR A DOMESTIC OR AN APPROVED FOREIGN ENTITY